Exhibit 8.1

May 5, 2010

Board of Trustees

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102

Ladies and Gentlemen:

We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Company”), and PREIT Associates, L.P., a Delaware limited partnership (the “Operating Partnership”) in connection with the issuance and sale of up to 10,350,000 common shares of beneficial interest, par value $1.00 per share, of the Company, as more fully described in the Company’s prospectus supplement dated May 4, 2010 (the “Prospectus Supplement”) to the Company’s prospectus (the “Prospectus”) that was part of the Company’s registration statement on Form S-3 dated March 2, 2009 (the “Registration Statement”).

Basis for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following:

(1) the Registration Statement, Prospectus and Prospectus Supplement;

(2) the Trust Agreement of the Company, as amended through the date hereof (the “Company Trust Agreement”); and

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(3) such other documents as we have deemed necessary or appropriate (collectively with those documents referred to in clauses (1) and (2), the “Reviewed Documents”).

We have relied upon, and the opinion set forth in this letter is premised upon, certain written representations of the Company contained in a letter to us dated as of the date hereof (the “Management Representation Letter”).

For purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Management Representation Letter. We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

In connection with our opinion, we have assumed, with your consent the following:

(i) that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter, are true and correct and will continue to be true and correct, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the Reviewed Documents on the parties thereto, including, without limitation, obligations under the Company Trust Agreement, have been and will continue to be performed or satisfied in accordance with their terms;

(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(iv) that each of the subsidiaries of the Company has been and will continue to be operated in the manner described in the Reviewed Documents and the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents;

(v) that the Company is a validly organized unincorporated association in business trust form under the laws of the State of Pennsylvania, each corporation in which the Company holds an interest, whether directly or indirectly, is a validly organized and duly incorporated corporation under the laws of the state or country in which it is purported to be organized, and each partnership and limited liability company in which the Company holds an interest, whether directly or indirectly, is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized; and

May 5, 2010

(vi) the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available.

Opinion

Based upon, subject to, and limited by the assumptions and qualifications set forth herein we are of the opinion that:

(a) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code for each of its taxable years ended December 31, 2003 through and including December 31, 2009, and the Company’s current organization and proposed method of operation (as described in the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2010 and its future taxable years; and

(b) the portions of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” and the Prospectus Supplement under the caption “Additional U.S. Federal Income Tax Consequences,” to the extent that they describe provisions of applicable U.S. federal income tax law, are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual operating and other results, the various requirements under the Code (including, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership) and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision allowing for the disposal of assets within 30 days after the close of a calendar quarter included in Section 856(c)(4) of the Code (flush language), and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. We have not verified the Company’s compliance with these requirements, nor will we do so in the future. Accordingly, no assurance can be given that the Company’s organization, the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of its distributions to its shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In addition, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, one or both of our opinions might be adversely affected and may not be relied upon. We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter.

May 5, 2010

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign tax legal issues.

This opinion letter has been prepared solely for your use in connection with the filing of the Prospectus Supplement and speaks as of the date hereof. This opinion letter may not be used or relied upon by any other person or for any other purpose (including without limitation for purposes of determining the REIT qualification of any other person) without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Form 8-K dated May 5, 2010 and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP